Exhibit 99.5

        OFFER FOR ALL OUTSTANDING

$300,000,000 6.375% SENIOR UNSECURED NOTES DUE 2017
CUSIP Nos. 007643AA7 AND N0100PAA6
IN EXCHANGE FOR REGISTERED
$300,000,000 6.375% SENIOR UNSECURED NOTES DUE 2017
CUSIP No. 007643AB5
OF

AERCAP AVIATION SOLUTIONS B.V.
AERCAP HOLDINGS N.V.

To Our Clients:

        We are enclosing herewith the material listed below relating to the offer (the "Exchange Offer") by AerCap Aviation Solutions B.V. (the "Company") to exchange up to $300,000,000 aggregate principal amount of its 6.375% Senior Unsecured Notes due 2017 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for up to $300,000,000 aggregate principal amount of its outstanding 6.375% Senior Unsecured Notes due 2017 (the "Old Notes"), upon the terms and subject to the conditions set forth in the Company's and AerCap Holdings N.V.'s Prospectus dated                                    , 2012 (the "Prospectus") and the related Letter of Transmittal.

        We are enclosing copies of the following documents:

  1.
  Prospectus dated                                    , 2012;

  2.
  Letter of Transmittal (which together with the prospectus, constitute the "Exchange Offer"); and

  3.
  Instruction to Registered Holder from Beneficial Owner (the "Instruction Letter").

        THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                                    , 2012 (THE "EXPIRATION DATE") UNLESS THE EXCHANGE OFFER IS EXTENDED, IN WHICH CASE THE TERM "EXPIRATION DATE" SHALL MEAN THE LATEST TIME AND DATE TO WHICH THE EXCHANGE OFFER IS EXTENDED. TENDERS OF OLD NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

        We are the holder of record of Old Notes for your account. A tender of such Old Notes can be made only by us as the record holder pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Notes held by us for your account.

        We request instructions as to whether you wish to tender any or all of the Old Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may make on your behalf the representations and warranties contained in the Letter of Transmittal. In this regard, please complete the enclosed Instruction Letter and return it to us as soon as practicable.

        Pursuant to the Letter of Transmittal, each holder of Old Notes (a "Holder") will represent to the Company that (i) the New Notes to be acquired pursuant to the Exchange Offer will be acquired in the ordinary course of business of the person acquiring the New Notes, whether or not such person is the Holder, (ii) neither the Holder nor any person receiving any New Notes directly or indirectly from the

Holder pursuant to the Exchange Offer is engaging or intends to engage in the distribution, as defined in the Securities Act, of the New Notes and none of them have any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the New Notes, and (iii) neither the Holder nor any person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer is an "affiliate," as defined under Rule 405 under the Securities Act, of the Company or AerCap Holdings N.V., a Dutch public limited liability company. If the Holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market making activities or other trading activities, it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes received in respect of such Old Notes pursuant to the Exchange Offer; however, by so acknowledging and by delivering a prospectus, the Holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.